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                                                                    Exhibit 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the inclusion of our report dated February 17, 2000 on the financial statements of Vitamins.com, Inc. as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999 (which contain an explanatory paragraph regarding Vitamins.com, Inc.'s ability to continue as a going concern) in this Form 10-K/A. It should be noted that we have not audited any financial statements of Vitamins.com, Inc. subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.


                                       ARTHUR ANDERSEN LLP

Vienna, Virginia                       /s/ Arthur Andersen LLP
April 30, 2001